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EXHIBIT 23:  CONSENT OF INDEPENDENT AUDITORS


To the Stockholder and Board of Directors of Harris Bankcorp, Inc.:

We consent to the incorporation by reference in Registration Statement No. 33-28909 on Form S-3 of Harris Bankcorp, Inc. of our report dated January 29, 2001 relating to the consolidated statements of condition of Harris Bankcorp, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, changes in stockholder's equity and cash flows for each of the years in the three year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Harris Bankcorp, Inc.





KPMG LLP                                             PricewaterhouseCoopers LLP


Chicago, Illinois
March 23, 2001